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                                                                      EXHIBIT 5



                      OPINION OF JACKSON & WALKER, L.L.P.



                                  July 8, 1999

TCA Cable TV, Inc.
3015 SSE Loop 323
Tyler, Texas 75713-0489

         Re:  Registration Statement on Form S-3 of TCA Cable TV, Inc.

Gentlemen:

         We are acting as counsel for TCA Cable TV, Inc., a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale of up to 1,628,340 shares of the Company's Common Stock, par value $0.10 per share (the "Shares") by certain Selling Shareholders. The Selling Shareholders acquired the Shares pursuant to (i) the Agreement and Plan of Reorganization among Morrilton Video, Inc., WEHCO Video, Inc., Morrilton Acquisition, Inc. and the Company, (ii) the Agreement and Plan of Reorganization among Cablevision of Pflugerville, Inc., John Muraglia, Dale Hoffman, Conover Hartin, III, Lola H. McDaniel, the Estate of Moran K. McDaniel and the Company, (iii) the Agreement and Plan of Reorganization among Williamson County Cablevision Company, John Muraglia, Dale Hoffman, Lola H. McDaniel, the Estate of Moran K. McDaniel and the Company, and
(iv) the Agreement and Plan of Reorganization among Cablevision of Leander, Inc., John Muraglia, Dale Hoffman, Lola H. McDaniel, the Estate of Moran K. McDaniel and the Company (the "Agreements"). A Registration Statement on Form S-3 covering the offering and sale of the Shares (the "Registration Statement") is expected to be filed with the Securities and Exchange Commission on or about the date hereof.

         In reaching the conclusions expressed in this opinion, we have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary to the opinions expressed herein, including the Articles of Incorporation, as amended, and the Bylaws of the Company and a copy of the Agreement. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. S-3.wpd Based solely upon the foregoing, subject to the comments hereinafter stated, and limited in all respects to the laws of the State of Texas and the federal laws of the United States of America, it is our opinion that the Shares, when sold by Selling Shareholders will be validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                     Very truly yours,

                                     /s/ Jackson & Walker, L.L.P.